                         URSTADT BIDDLE PROPERTIES INC.
        STATEMENT SETTING FORTH COMPUTATION SHOWING THE RATIO OF EARNINGS
             TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                             (DOLLARS IN THOUSANDS)

                                         THREE MONTHS ENDED
                                            JANUARY 31,                            YEAR ENDED OCTOBER 31,
                                      -------------------------  --------------------------------------------------------------
                                          2005          2004        2004           2003          2002         2001         2000
                                         ACTUAL        ACTUAL      ACTUAL        ACTUAL        ACTUAL       ACTUAL       ACTUAL
                                      ----------   ------------  ----------- ------------  ------------  -----------   ----------

Income from continuing operations (a)   $ 5,871        $ 6,133    $ 22,9543     $ 19,800      $ 13,971      $ 9,074     $ 7 ,144
Add:
     Interest expense                     2,053          2,005        8,113        8,094         5,584        4,456        4,245
                                      ----------   ------------  ----------- ------------  ------------  -----------   ----------
     TOTAL EARNINGS                     $ 7,924        $ 8,138     $ 31,067     $ 27,894      $ 19,555     $ 13,530     $ 11,389
                                      ----------   ------------  ----------- ------------  ------------  -----------   ----------

Fixed Charges
      Interest Expense                  $ 2,053        $ 2,005      $ 8,113      $ 8,094       $ 5,584      $ 4,456     $  4,245
      Preferred Stock Dividends           1,187          1,187        4,749        2,794         1,498        3,147        3,147
                                      ----------   ------------  ----------- ------------  ------------  ------------------------
      TOTAL FIXED CHARGES               $ 3,240        $ 3,192     $ 12,862     $ 10,888       $ 7,082      $ 7,603     $  7,392
                                      ----------   ------------  ----------- ------------  ------------  -----------   ----------

RATIO                                      2.45           2.55         2.42         2.56          2.76         1.78         1.54

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(a)  In November 2004, the Company sold a shopping center that met the criteria established by the Financial Accounting Standards Board's Statement of
     Financial Accounting No. 144 "Accounting for the Impairment or Disposal of
     Long Lived Assets" ("FAS 144") to be included in discontinued operations.
     In accordance with FAS 144, the results of operations of the shopping center are included in discontinued operations. Income from continuing operations for the periods above reflect the reclassification of the net income attributable to this property from continuing operations to discontinued operations.